Exhibit 4.1

DEED OF ISSUE OF SHARES

AGAINST NON-CASH CONTRIBUTION

On this day, the [   ] day of [     ] two thousand and seventeen, appeared before me, Wijnand Hendrik Bossenbroek, civil law notary at Amsterdam, the Netherlands:

[          ], acting for the purposes of this Deed as the holder of written powers of attorney from:

1.	[ ] (the “Subscriber”); and

2.	Fireman B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law, having its corporate seat at Amsterdam, the Netherlands (address: Winzerlaer Strasse 2, 07745 Jena, Germany, trade register number 68904312) (the “Company”).

The person appearing, acting in the above capacities, declared the following:

DEFINITIONS

Article 1

In this Deed the following definitions shall apply:

Articles of Association	The Company's articles of association, as amended from time to time.
GmbH Shares	[ ] shares in the share capital of InflaRx GmbH, a company incorporated under the laws of Germany, having its address at Winzerlaer Strasse, 207745 Jena, Germany.
Contribution Agreement	The contribution agreement laid down in article 4 of this Deed.
DCC	The Dutch Civil Code.
Deed	This deed of issue against non-cash contribution.
Description	The description relating to the GmbH Shares prepared in accordance with Section 2:204b(1) DCC.
General Meeting	The general meeting of the Company.
Parties	The parties to this Deed.
Resolution	The written resolution of the General Meeting dated [ ] two thousand and seventeen, a copy of which will be attached to this Deed as an annex.
Shares	[ ] ordinary shares in the capital of the Company, having a nominal value of twelve eurocents (EUR 0.12) each and numbered [ ] up to and including [ ].

RESOLUTION TO ISSUE SHARES

Article 2

2.1	As is evidenced by the Resolution, the General Meeting has resolved to issue the Shares to the Subscriber against contribution of the GmbH Shares.

2.2	Under the Articles of Association, the Company's management board has the authority to perform juristic acts (rechtshandelingen) pertaining to non-cash contributions on shares.

PRE-EMPTION RIGHTS

Article 3

As is evidenced by the Resolution, the General Meeting has resolved to exclude pre-emption rights (voorkeursrechten) in relation to the present issuance of the Shares.

AGREEMENT ON CONTRIBUTION

Article 4

The Subscriber and the Company hereby agree that the Subscriber will pay up the Shares in full by transferring the GmbH Shares to the Company on the legal basis of contribution (ten titel van inbreng).

ISSUE OF SHARES

Article 5

In giving effect to the Resolution, the Company hereby issues the Shares to the Subscriber and the Subscriber hereby accepts the Shares from the Company.

DESCRIPTION

Article 6

6.1	The Description has been prepared by the Company.

6.2	To the best of the Company's knowledge, there has not been a substantial decline in the value of the GmbH Shares since the date to which the Description relates.

6.3	The Company will deposit the Description at its office for inspection by the Company's shareholders and others having meeting rights (vergaderrecht) under Dutch law.

TRANSFER OF GMBH SHARES

Article 7

7.1	The Subscriber must effect the transfer of the GmbH Shares pursuant to the Contribution Agreement without delay in accordance with applicable law.

7.2	To the extent that the value of the GmbH Shares exceeds the aggregate nominal amount of the Shares, such excess amount shall be considered to be share premium (agio) and shall be added to the Company's share premium reserve attached to the ordinary shares in the Company's capital.

register

Article 8

The Company will immediately enter the present issuance of the Shares in its register.

rescission

Article 9

The Parties waive the right to rescind or to nullify, or to commence legal proceedings to rescind, nullify or amend on any ground whatsoever, the Contribution Agreement and any other agreements underlying the present issuance of the Shares.

CHOICE OF LAW AND JURISDICTION

Article 10

This Deed shall be governed by and construed in accordance with the laws of the Netherlands. Any dispute arising in connection with this Deed shall be submitted to the exclusive jurisdiction of the competent court in Amsterdam, the Netherlands.

CIVIL LAW NOTARY

Article 11

11.1	The Parties are aware that the undersigned civil law notary works with NautaDutilh N.V., the firm that has advised the Company in this transaction.

11.2	With reference to the Code of Conduct (Verordening beroeps- en gedragsregels) laid down by the Royal Notarial Professional Organisation (Koninklijke Notariële Beroepsorganisatie), the Parties hereby explicitly consent to:

a.	the undersigned civil law notary executing this Deed; and

b.	the Company being assisted and represented by NautaDutilh N.V. in relation to this Deed and any agreements that may be concluded, or disputes that may arise, in connection therewith.

POWER OF ATTORNEY

Article 12

The person appearing has been authorised to act under two (2) powers of attorney in the form of private instruments, copies of which will be attached to this Deed as annexes.

finally

The person appearing is known to me, civil law notary.

This Deed was executed in Amsterdam on the date mentioned in its heading.

After I, civil law notary, had conveyed and explained the contents of the Deed in substance to the person appearing, the person appearing declared to have taken note of the contents of the Deed, to be in agreement with the contents and not to wish them to be read out in full. Following a partial reading, the Deed was signed by the person appearing and by me, civil law notary.